Exhibit 99.1
VNUS Medical Technologies, Inc. Announces the Hiring of Don Todd as Vice President of Marketing
SAN JOSE, Calif., April 18 — VNUS® Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced the hiring of Don Todd as Vice President of Marketing. He will join the company on May 5, 2008.
Mr. Todd joins VNUS with over 20 years of marketing experience. Most recently Mr. Todd was Sr. Vice President of Marketing at Iridex Corporation, an ophthalmic and aesthetic laser company. Prior to that, he was Vice President of Sales and Marketing for Cardiac Surgery at Sorin Group North America and Executive Vice President of Venetec International. Mr. Todd has held increasingly responsible positions in sales and marketing at Terumo Medical Corporation, Iolab Corporation and CooperVision/Alcon. Mr. Todd holds a BA Business Administration from Colorado State University.
VNUS President & Chief Executive Officer Brian Farley stated, “We are very pleased that Don Todd has chosen to join VNUS. Don brings a tremendous amount of senior leadership and experience to our company with his prior responsibilities in marketing, sales and general management in the medical device field.”
About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition that is often the underlying cause of painful varicose veins. VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. Approximately 300,000 patients have been treated to date with VNUS Closure catheters. For more information, please visit the corporation website at www.vnus.com.
CONTACT:
Brian Farley
President and Chief Executive Officer
(408) 360-7200